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[LETTER HEAD OF ROPES & GRAY LLP]

                                                                November 1, 2004

MassMutual Select Funds
MassMutual Select Core Value Equity Fund
1295 State Street
Springfield, MA 01111

MassMutual Premier Funds
MassMutual Premier Value Fund
One Memorial Drive
Cambridge, MA 02142

Ladies and Gentlemen:

          We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated October 15, 2004 between MassMutual Select Funds, a Massachusetts business trust (formerly known as MassMutual Institutional Funds, the "MassMutual Trust") on behalf of MassMutual Select Core Value Equity Fund (formerly known as MassMutual Core Value Equity Fund, "MassMutual Fund") and MassMutual Premier Funds, a Massachusetts business trust (formerly known as The DLB Fund Group, the "DLB Trust") on behalf of MassMutual Premier Value Fund (formerly known as DLB Value Fund, "DLB Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur on November 1, 2004, or such other date as may be decided by the parties (the "Exchange Date"), pursuant to which MassMutual Fund will transfer all of the assets of MassMutual Fund in exchange for shares of beneficial interest in DLB Fund (the "DLB Fund Shares") constituting "control" (80 percent beneficial ownership of all DLB Fund shares) and the assumption by DLB Fund of all of the liabilities of MassMutual Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Sections 8(g) and 9(g) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

          MassMutual Fund is a series of the MassMutual Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of MassMutual Fund are redeemable at net asset value at each shareholder's option. MassMutual Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

          DLB Fund is a series of the DLB Trust, which is registered under the 1940 Act as an open-end management investment company. Shares of DLB Fund are redeemable at net asset value at each shareholder's option. DLB Fund has elected to be a regulated investment company for federal income tax purposes under
Section 851 of the Code.

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MassMutual Select Core Value Equity Fund
MassMutual Premier Value Fund                                   November 1, 2004

          For purposes of this opinion, we have considered the Agreement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

          Based on the foregoing representations and our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes, except as noted below:

     (i) No gain or loss will be recognized by MassMutual Fund upon the transfer of MassMutual Fund's assets to DLB Fund in exchange for DLB Fund Shares and the assumption by DLB Fund of the liabilities of MassMutual Fund,

     (ii) No gain or loss will be recognized by DLB Fund upon the receipt of the assets of MassMutual Fund in exchange for DLB Fund Shares and the assumption by DLB Fund of the liabilities of MassMutual Fund;

     (iii) The basis in the hands of DLB Fund of the assets of MassMutual Fund transferred to DLB Fund in the Transaction will be the same as the basis of such assets in the hands of MassMutual Fund immediately prior to the transfer; and

     (iv) The holding periods of the assets of MassMutual Fund in the hands of DLB Fund will include the periods during which such assets were held by MassMutual Fund.

Ropes & Gray LLP expresses no view with respect to the effect of the reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles.

          Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

                                                            Very truly yours,

                                                            /s/ Ropes & Gray LLP

                                                            Ropes & Gray LLP

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